EXHIBIT 10.8
MidSouth Bancorp, Inc.
Incentive Compensation Plan
The Incentive Compensation Plan for executive officers is based on phantom shares of stock of MidSouth Bancorp.
The award of the shares is made by the Board of Directors for Rusty Cloutier and Karen Hail. The determination of the phantom shares for all other officers is made by Rusty Cloutier.
The participants in the Plan are:
Rusty Cloutier, President and CEO
Karen Hail, Sr. Executive Vice President
Donnie Landry, Sr. Lending Officer
Dwight Utz, Sr. Retail Officer
Jennifer Fontenot, Information Technology Officer
Teri Stelly, Chief Financial Officer
Sally Gary, Stock Coordinator
Chris Levanti, Sr. Loan Administration Officer
At the beginning of each year, each eligible officer is awarded a number of phantom shares of MidSouth stock. The officer receives a quarterly incentive equal to the number of shares awarded times the basic earnings per share of MidSouth stock for each quarter.
The officer receives 60% of the quarterly incentives, and 40% is held until after year end earnings have been determined. The 40% portion of the incentive that is held will not be paid if MidSouth is not profitable for the full year, but is paid for every profitable quarter regardless whether there is a loss in any other quarter.
Karen Hail authorizes the payment of the incentive compensation at the end of each quarter. A worksheet for the individual payments is given to Human Resources for payment in a “special payroll” from the accounting department. The signature of Karen Hail is required to process the compensation.
The expense for the incentive is accrued monthly to a general ledger account titled Incentive Compensation # 507018. The payment of the incentive quarterly is taken from Incentive Compensation #507018. The accrual is adjusted if needed in the 4th quarter of each year to correctly reflect the expense in total salaries for the year.